Exhibit 99.1

VSE Reports Second Quarter 2009 Results

35% Increase in Second Quarter Net Income

ALEXANDRIA, Va.--(BUSINESS WIRE)--July 30, 2009--VSE Corporation (Nasdaq: VSEC) reported the following consolidated financial results for the three and six months ended June 30, 2009 and 2008:

VSE Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)
(dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues	$255,109	$251,688	$495,564	$440,411
Contract costs	244,440	243,639	477,249	426,455
Gross profit	10,669	8,049	18,315	13,956
Selling, general and administrative expenses	180	220	382	383
Interest (income) expense, net	(60)	34	(119)	(113)
Income before income taxes	10,549	7,795	18,052	13,686
Provision for income taxes	4,107	3,026	6,970	5,319
Net income	$6,442	$4,769	$11,082	$8,367

Basic earnings per share	$1.26	$0.94	$2.16	$1.65
Basic weighted average shares outstanding	5,130,372	5,065,799	5,121,414	5,062,292

Diluted earnings per share	$1.25	$0.94	$2.16	$1.64
Diluted weighted average shares outstanding	5,142,799	5,094,615	5,134,759	5,090,643

Dividends declared per share	$0.050	$0.045	$0.095	$0.085

Financial Results

VSE revenues increased approximately $3.4 million (up 1%) and $55 million (up 13%) for the three and six month periods of 2009 compared to the same periods of 2008. The increase is primarily due to: the Route Clearing Vehicle Modernization Program in our Communications and Engineering Division (CED); an increase in International Group revenues; growth in the equipment refurbishment services provided by our Engineering and Logistics Division (ELD); and an increase in G&B Solutions (G&B) revenues due partly to G&B’s inclusion in our financial results for a full six months in 2009.

VSE net income increased approximately $1.7 million (up 35%) and $2.7 million (up 32%) for the three and six month periods of 2009 compared to the same periods of 2008. The increase in net income was primarily due to profits on our ELD equipment refurbishment services; the inclusion of G&B in our financial results for a full six months in 2009; and profits on the Route Clearing Vehicle Modernization Program.

VSE’s funded backlog was approximately $536 million at June 30, 2009 compared to approximately $567 million at December 31, 2008.

CEO Comments

VSE CEO Mo Gauthier commented, “Our second quarter net income reflects an improvement consistent with our previously stated goal of increasing our profit margins. Since the beginning of 2009 we have added approximately 500 new employees as we increase our revenue generated by direct labor as compared to revenue from subcontractors. We believe that our position in the DoD market and our growth in Federal Civilian agencies will position us for steady and incremental progress; however the government funding priorities during this transition year may impact us in ways that are not anticipated. We look forward to reporting on our progress.”

VSE Services

VSE marked its 50th year as a government contractor in January 2009. Established in 1959, VSE is a diversified professional services company providing engineering and consulting services, systems integration, infrastructure support, and information technology management and solutions, principally to agencies of the United States Government and other government prime contractors at locations across the United States and around the world. For additional information on VSE services and products, please see our web site at www.vsecorp.com or contact Randy Hollstein, Corporate Vice President of Sales and Marketing, at (703) 329-3206.

The company encourages investors and others to review the detailed reporting and disclosures contained in VSE public filings for further information and analysis of VSE’s financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor

This news release contains statements which, to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the Securities and Exchange Commission.

CONTACT:
VSE Corporation
Keren Ackerman, 703-329-4605